Exhibit F-1

                                Jeffrey C. Miller
                                107 Selden Street
                            Berlin, Connecticut 06037


                                                   December 10, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.   10549

Gentlemen:

     As Assistant General Counsel of Northeast Utilities' ("NU") subsidiary, Northeast Utilities Service Company ("NUSCO"), I have acted as counsel to NU, and as counsel to its subsidiaries Charter Oak Energy, Inc. ("Charter Oak") and COE Development Corporation ("COE Development"), with respect to the Application/ Declaration, as heretofore amended, and Post-Effective Amendments Nos. 1 -9 thereto (collectively, the "Application") on Form U-1 to the Securities and Exchange Commission in File No. 70-8507, seeking, among other things, reauthorization for the funding for Charter Oak and COE Development, other investments by NU in Exempt Projects (as defined in the Application) and for certain dividend and services authority in connection with the sale of Exempt Projects. I am furnishing this opinion to you in connection with the Application.

     As counsel for NU, Charter Oak and COE Development in this matter, I am generally familiar with the nature and character of the businesses of Charter Oak and COE Development. I am a member of the bar of New York. I am not a member of the bar of the Commonwealth of Massachusetts, the state in which NU is organized, nor am I a member of the bar of the State of Connecticut, the state in which Charter Oak and COE Development are incorporated, and I do not hold myself out as an expert in the laws of such Commonwealth or State, although I have made a study of such laws and am associated with and have consulted with other counsel to NUSCO who are expert in such laws. For purposes of this opinion, I have relied on advice from counsel employed by NUSCO, who are members of the bar of the Commonwealth of Massachusetts and of the State of Connecticut.

     In connection with this opinion, I have examined or caused to be examined the Commissions' orders dated May 17, 1989 (HCA Rel. No. 35-24893), January 28, 1992 (HCA Rel. No. 35- 25461), October 16, 1992 (HCA Rel. No. 35-25655),
December 29, 1992 (HCA Rel. No.  35-25721),  December 30, 1992 (HCA Rel. No. 35-
25726),  September 24, 1993 (HCA Rel. No. 35-25891),  January 24, 1994 (HCA Rel.
No.  35-25977),  September 2, 1994 (HCA Rel. No. 35- 26116),  September 30, 1994
(HCA Rel. No. 35-26134),  December 30, 1994 (HCA Rel. No.  35-26213),  August 7,
1995 (HCA Rel. No. 35- 26345),  December 12, 1996 (HCA Rel. No. 26623) and March
25, 1997 (HCA Rel. No. 26691), the Application and the various exhibits thereto, the minutes of various meetings of the Board of Trustees of NU and the Boards of Directors of Charter Oak and COE Development, the laws of the Commonwealth of Massachusetts and the State of Connecticut, the certificates of incorporation and by-laws of COE Development and Charter Oak and such other documents as I deem necessary for the purpose of this opinion. I assume that the Board of Trustees of NU, the Boards of Directors of Charter Oak and COE Development and the officials and other representatives of NU, Charter Oak and COE Development will take all further corporate action necessary to authorize and implement certain of the transactions contemplated by the Application. I also assume that the Securities and Exchange Commission will issue an order under the Public Utility Holding Company Act of 1935 as requested in the Application, and that all actions taken thereafter will be in conformity with such order.

         Based on the foregoing, I am of the opinion that:

          a. All state laws applicable to the transactions described in the Application have been complied with;

          b. Charter Oak and COE Development are validly organized and duly existing;

          c. When issued and sold as described in the Application, any common stock of Charter Oak, of COE Development and of intermediate subsidiary companies of Charter Oak, ("Intermediate Companies") issued and sold in accordance with the Commission's authorization of the transactions contemplated by the Application, will be validly issued, fully paid, and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the corporate documents defining such rights and privileges;

          d. When acquired as described in the Application, NU will legally acquire any common stock and other security of Charter Oak issued and sold in accordance with the Commission's authorization of the transactions contemplated by the Application, and Charter Oak will legally acquire any common stock and other security of COE Development or of Intermediate Companies issued and sold in accordance with the Commission's authorization of transactions contemplated by the Application and Charter Oak, COE Development and Intermediate Companies will legally acquire any common stock and other security of unaffiliated developers of QFs, Exempt Projects or Qualified IPPs issued and sold in accordance with the Commission's authorization of the transactions contemplated by the Application;

          e. When issued as described in the Application, any evidence of indebtedness issued by Charter Oak or by Intermediate Companies to non-affiliates, and any NU guarantee in respect thereof, will be valid and binding obligations of Charter Oak, the Intermediate Company or NU, respectively, in accordance with their terms, subject to laws of general application with respect to rights and remedies of creditors and subject to equitable principles;

          f. When NU shall have received any necessary consents of certain lenders as to certain transactions described in the Application, the consummation of the proposed transactions as described in the Application will not violate the legal rights of any holders of securities issued by NU, Charter Oak, COE Development, or any other existing NU subsidiary company.

         I hereby consent to the use of this opinion in connection with the filing of the Application.

                                                       Very truly yours,

                                                       /S/ Jeffrey C. Miller
                                                       Jeffrey C. Miller